                                                                     Exhibit (h)



ADMINISTRATIVE SERVICES AGREEMENT                 Pearl Mutual Funds _____, 2001

                       ADMINISTRATIVE SERVICES AGREEMENT

    Dated____________________, 2001 (Approved by Board September 11, 2000)

Pearl Mutual Funds, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company (the "Trust"), and Pearl Management Company, an Iowa corporation registered under the Investment Advisers Act of 1940 as an investment adviser (the "Manager"), agree that:

                              PART A. ENGAGEMENT.

     1. Engagement of the Manager for Administrative Services, Including Transfer Agent Services.

         (a) The Trust appoints the Manager to provide administrative services as provided in Part B of this agreement, including transfer agent services as provided in Part C of this agreement, to the Trust for its series designated Pearl Total Return Fund and Pearl Aggressive Growth Fund (each, a "Fund"), and the Manager accepts that appointment and agrees to perform the duties stated in this agreement, for the period and on the terms set forth in this agreement.

         (b) If the Trust establishes one or more series in addition to the Funds named above with respect to which it desires to retain the Manager to furnish administrative services (including transfer agent services) hereunder, and if the Manager is willing to provide such services under this agreement, the Trust and the Manager may add the new series to this agreement, by written supplement (which may be in any form of amendment as defined in Section 32) to this agreement. The supplement shall include a schedule of compensation to be paid to the Manager by the Trust with respect to the new series and any other mutually agreed modifications of the terms of this agreement with respect to that series. On the effective date stated in the supplement executed by the Trust and the Manager, that series shall become a Fund hereunder and shall be subject to the provisions of this agreement to the same extent as the Funds named above, except as modified by the supplement.

     2. Other Services under Other Agreement. The Manager also provides investment management services to the Trust under a separate agreement.


                       PART B. ADMINISTRATIVE SERVICES.

     3. Scope. This Part B applies to all administrative services to be provided by the Manager for and with respect to the Trust, except transfer agent services described in Part C. If a particular service is or appears to be included in both Parts B and C, it shall

ADMINISTRATIVE SERVICES AGREEMENT                 Pearl Mutual Funds _____, 2001

be deemed to be an administrative service subject to Part B and not a transfer agent service subject to Part C.

     4. Administrative Services of the Manager. Subject to the overall supervision and control of the Board, the Manager shall provide these services for and with respect to the Trust:

        (a) Maintain and retain all Trust charter documents, and file all documents required to maintain the Trust's status as a Massachusetts business trust and as a registered open-end investment company.

        (b) Prepare and maintain the Trust's registration statement with the Securities and Exchange Commission ("SEC").

        (c) Prepare and periodically update the Prospectus and statement of additional information for the Funds.

        (d) Prepare, file with the appropriate regulatory authorities, and disseminate various reports for the Funds, including but not limited to semiannual reports to Shareholders under Section 30(e) of the 1940 Act, annual and semiannual reports on Form N-SAR, and notices pursuant to Rule 24f-2 under the 1940 Act.

        (e) Arrange for all meetings of Shareholders, including: collect all information required for preparation of proxy statements; supervise solicitation of Shareholders and Shareholder nominees; tabulate (or supervise the tabulation) of votes; respond to all inquiries regarding these meetings from Shareholders, the public and the media; and prepare and retain all minutes and all other records required to be kept in connection with these meetings.

        (f) Arrange for, prepare, disseminate, and retain all materials for meetings of the Board and its Committees and all of their minutes and other records.

        (g) Prepare and file the Trust's federal, state, and local income tax returns and calculate any tax required to be paid.

        (h) Calculate all the Trust and Fund expenses and arrange for payment.

        (i) Calculate and arrange for payment of all income, capital gains, and other distributions to Shareholders of each Fund.

        (j) Determine, after consultation with Officers of the Trust, the jurisdictions in which shares of beneficial interest of each Fund ("Shares") shall by registered or qualified for sale, or may be sold pursuant to an exemption from registration or

ADMINISTRATIVE SERVICES AGREEMENT                 Pearl Mutual Funds _____, 2001

qualification; and prepare and maintain the registration or qualification of the Shares for sale under the securities laws of each such jurisdiction.

         (k) Provide the services of all persons designated as Officers of the Trust by the Board and who are also Directors, Officers, or employees of Manager.

         (l) Prepare and, subject to the approval of the Trust's Chief Financial Officer, disseminate the Trust's and each Fund's quarterly financial information to the Board; and prepare other reports relating to the business and affairs of the Trust and each Fund as the Trust's Officers or Board may from time to time reasonably request.

         (m) Administer the Trust's Code of Ethics and periodically report to the Board on compliance.

         (n) Provide internal legal, accounting, compliance, audit, and risk management services and periodically report to the Board with respect to these services.

         (o) Negotiate, administer, and oversee any third party services to the Trust which the Board or Manager deems necessary or advisable. Third party services may include but are not limited to custody, tax, transfer agency, disaster recovery, audit, and legal services.

         (p) Negotiate and arrange for insurance desired or required of the Trust, and administer all claims thereunder.

         (q) Respond appropriately to all inquiries by regulatory agencies, and respond when and as appropriate to inquiries by the press and the general public, concerning the business and affairs of the Trust; respond appropriately to any subpoena or tax levy; and oversee all periodic inspections of the operations of the Trust and its agents by regulatory authorities.

         (r) Handle and seek to resolve any complaints received by the Trust from Shareholders, regulatory authorities, and the general public.

         (s) Monitor legal, tax, regulatory, and industry developments related to the business affairs of the Trust and communicate these developments to the Officers and Board as they may reasonably request or as deemed appropriate.

         (t) Administer the operating policies of the Trust and recommend to the Officers and the Board any appropriate modifications to these policies to facilitate the protection of Shareholders or market competitiveness of the Trust and the Funds, or to comply with new legal or regulatory requirements.

ADMINISTRATIVE SERVICES AGREEMENT                 Pearl Mutual Funds _____, 2001

        (u) When and as appropriate, respond to surveys conducted by third parties and report each Fund's performance and other portfolio information.

        (v) When and as appropriate, file claims (which may include class actions) involving portfolio securities, and handle administrative matters in connection with the litigation or settlement of these claims.

     5. Standard of Care. To the extent permitted by applicable law, neither the Manager nor any of its Directors, Officers, agents, or employees shall be liable directly or indirectly to the Trust or its Shareholders for any loss suffered by the Trust or its Shareholders as a result of any error of judgment, or as a consequence of any other act or omission of the Manager in the performance of its duties under this agreement, except for liability resulting from willful misfeasance, bad faith, or gross negligence on the part of the Manager or by reason of reckless disregard by the Manager of its obligations and duties under this agreement. This Section 5 does not apply to Part C of this agreement but applies to all other provisions of this agreement.

                       PART C. TRANSFER AGENT SERVICES.

     6. Transfer Agent Services of the Manager. Subject to the overall supervision and control of the Trust's Board of Trustees (the "Board"), the Manager shall provide the services described in this Part C for and with respect to the Trust. The Manager's appointment and duties include service as transfer agent for all of the Shares and as Shareholder servicing agent for the Trust.

     7. Representation of Manager. The Manager represents and warrants to the Trust that it is duly registered as a transfer agent as provided in section 17A(c) of the Securities Exchange Act of 1934.

     8. Representations of the Trust. The Trust represents and warrants to the Manager that it is and will continue to be authorized to issue an unlimited number of Shares. When Shares are hereafter issued in accordance with the terms of sale in the Prospectus, all such Shares shall be validly issued, fully paid, and nonassessable by the Trust.

     9. General Transfer Agent Duties of the Manager.

        (a) The Manager shall be responsible for administering and performing the functions required for the Shares, for acting as service agent in connection with dividends and distributions on the Shares, and for performing Shareholder account administrative agent functions in connection with the issuance, transfer, and redemption or repurchase (including coordination with the Custodian) of the Shares. The details of the operating standards and procedures to be followed shall be determined from time to

ADMINISTRATIVE SERVICES AGREEMENT                 Pearl Mutual Funds _____, 2001

time by agreement between the Manager and the Trust (and, where appropriate, the Custodian).

          (b) The Manager shall maintain records of the name of each registered owner of Shares, the number of Shares (to the nearest one-thousandth of a Share) owned by such registered owner and in the aggregate by all registered owners, and, to the extent it is able to do so, the address and tax identification number of each registered owner. The Manager shall maintain a stop transfer record when necessary.

          (c) The Manager shall address and mail all communications by the Trust to its Shareholders, including reports to Shareholders, dividend and distribution notices, and notices of and proxy materials for meetings of Shareholders.

          (d) The Manager shall investigate all Shareholder inquiries relating to accounts of the respective Shareholders; and shall answer all correspondence from Shareholders, and to the extent appropriate, from securities brokers and others, relating to its duties hereunder, and any other correspondence that may be agreed upon from time to time between the Trust and the Manager.

          (e) The Manager shall furnish the Trust with reports of registration of ownership of Shares; all periodic and special reports that the Trust may reasonably request and the Manager can reasonably provide; and any other information, including Shareholder lists and statistical information concerning Shareholder accounts, that may be agreed upon from time to time between the Trust and the Manager.

          (f) In connection with all meetings of Shareholders, the Manager shall prepare lists of Shareholders, shall mail to the Shareholders notices of the meetings and proxy materials, shall furnish to the Trust affidavits of mailings, shall process and tabulate the voting instructions of the proxies returned by or for Shareholders, shall report to the Trust on such returns and tabulations, shall report at each meeting on the number of Shares represented at the meeting by proxy and (separately) by Shareholders in person, shall act as teller at the meeting, and shall certify the voting of holders of Shares.

      10. Sales of Fund Shares.

          (b) The Manager shall, upon receipt by it of a check or other medium of payment identified by it as funds or a claim of funds in payment of the purchase price for sales of Shares (and, if necessary, payable or endorsed to the Manager as agent for, or identified as being for the account of, the Fund), promptly deposit the check or other payment to the appropriate account postings necessary to reflect the sale according to arrangements to be made between it and the Custodian. The Manager shall notify the Fund or its designee and the Custodian of all purchases and related account adjustments.

ADMINISTRATIVE SERVICES AGREEMENT                 Pearl Mutual Funds _____, 2001


          (c) Upon receipt of the notification required under Paragraph 10(a), the Manager shall issue to the purchaser a confirmation of the information received under Paragraph 10(a) (including, if needed, a request for additional information needed for the account records).

          (d) Upon the issuance of any Shares in accordance with the foregoing provisions of this Section, the Manager shall not be responsible for the payment of any original issue or other taxes required to be paid by a Fund in connection with such issuance.

          (e) The Manager may establish any additional rules and regulations governing the transfer or registration of certificates for Shares that it may deem advisable and that are consistent with rules and regulations generally adopted by bank transfer agents, except as it may be instructed otherwise by an Officer.

      11. Failure of Payment. In the event that any check or other order for the payment of the price of Shares sold by a Fund is for any reason not paid upon demand for payment, the Manager shall (1) give prompt notice to the Trust or its designee of the failure of payment; (2) place a stop transfer order against all Shares that were to have been issued in consideration for the failed payment; and (3) take any other steps that the Manager may, in its discretion, deem appropriate or that the Trust or its designee may instruct.

      12. Redemptions. The Manager shall duly process demands by Shareholders for redemption of Shares, but only in accordance with the requirements and procedures stated in the Prospectus, except as and to the extent waived or otherwise specified by an Officer for any specific redemption.

      13. Transfers and Exchanges. The Manager shall duly process transfers of registered ownership of Shares, but only in accordance with the requirements and procedures stated in the Prospectus applicable to redemptions (modified, if necessary, to accommodate any difference between a transfer and a redemption), except as and to the extent waived or otherwise specified by an Officer for any specific transaction.

      14. Right to Seek Assurances. The Manager reserves the right not to process a transfer or redemption of Shares until it is satisfied that the requested transfer or redemption is legally authorized. It shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Manager, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claim adverse to the transfer or redemption. The Manager may, in effecting transfers, rely upon the provisions of applicable law (including but not limited to the Uniform Commercial Code of Iowa) which in the opinion oflegal counsel for the Trust or of its own legal counsel protect it in not requiring certain documents in connection with the transfer or

ADMINISTRATIVE SERVICES AGREEMENT                 Pearl Mutual Funds _____, 2001

redemption of Shares; and the Trust shall indemnify the Manager for any act done or omitted by it in reliance upon any such law or opinion of counsel of the Trust or of its own counsel.

      15. Distributions.

          (a) Each Fund shall promptly notify the Manager of the declaration of any dividend or other distribution on Shares. The Fund shall furnish to the Manager a resolution of the Board certified by the Secretary declaring a dividend or distribution of a specified amount per Share or in the aggregate (or specifying the formula or method for determining the amount), the medium of payment if payable other than in United States dollars, and the record date and the payable date of the distribution if the declaration is in an aggregate amount. In the event that the amount of the dividend or distribution is declared in the aggregate, then promptly after the record date the Trust shall furnish to the Manager a Certificate or Written Instruction stating the per-share equivalent of the aggregate amount as of the record date.

          (b) The Manager shall, on or before the payable date of any dividend or distribution, notify the Custodian of the estimated amount of cash required to pay the dividend or distribution. On or before the mailing date of the dividend or distribution, the Trust shall instruct the Custodian to place in a dividend disbursing account (or to hold available in another appropriate manner) funds equal to the cash amount to be paid. As of the reinvestment date designated by the Board, the Manager shall record in the Share accounts of those registered Shareholders whose dividends or distributions are to be reinvested in Shares the number and price of the Shares so acquired priced at the applicable net asset value. The Manager shall calculate, prepare (or arrange for the Custodian to prepare), and mail checks to Shareholders whose dividends and other distributions are to be received by them in money.

          (c) The Manager shall replace lost checks upon receipt of properly executed affidavits, and shall maintain stop payment orders against replaced checks.

          (d) The Manager shall not be liable for the propriety of payments made in accordance with resolutions of the Board.

          (e) If the Custodian does not make available sufficient cash to make payment to all Shareholders as of the record date, the Manager shall, upon notifying the Trust, withhold payment to all Shareholders of record as of the record date until sufficient cash is made available.

     16. Taxes. The Manager shall file appropriate information returns with the proper federal, state, and local authorities as required by applicable law to be filed by the Trust concerning the payment of dividends and capital gains distributions, and shall withhold any amounts required to be withheld by applicable law.

ADMINISTRATIVE SERVICES AGREEMENT                 Pearl Mutual Funds _____, 2001

      17. Records of Shareholder Accounts. The Manager shall maintain records showing for each Shareholder's account: (a) names, addresses, and tax identification numbers; (b) numbers of Shares held; (c) historical information regarding the account each Shareholder, including dividends and distributions paid and date and price of all transactions in a Shareholder's account; (d) any stop or restraining order placed against a Shareholder's account; (e) information on withholdings; (f) any instruction regarding cash payment or reinvestment of dividends or capital gains distributions; (g) any plan application, dividend address, and correspondence relating to the current maintenance of a Shareholder's account; (h) any information required in order for the Manager to perform the calculations contemplated or required by this agreement; and (i) any other information and data required by applicable law. See Section 29.

      18. Reliance by Manager; Instructions.

          (a) The Manager shall be protected in acting upon any paper or document believed by it to be genuine and to have been signed by an Authorized Person, and shall not be held to have any notice of any change of authority of any person until receipt of a Certificate from the Trust. The Manager shall also be protected in processing Share certificates that it reasonably believes to bear the proper manual or facsimile signatures of the Officers of the Trust, but shall be responsible for the proper countersignature of the Manager as transfer agent.

          (b) At any time the Manager may apply to any Authorized Person of the Trust for Written Instructions and, at the Trust's expense, may seek advice from legal counsel for the Trust or its own legal counsel, with respect to any matter arising in connection with this agreement. The Manager shall not be liable for any action taken or not taken or permitted by it in good faith in accordance with Written Instructions or with the opinion of such counsel and, apart from that, in the exercise of reasonable care. In addition, the Manager and its Officers, agents, or employees shall accept instructions or requests given to them by any person representing or acting on behalf of the Trust only if that representative is known by the Manager (or one of its Officers, agents, or employees) to be an Authorized Person. The Manager shall have no duty or obligation to inquire into, nor shall the Manager be responsible for, the legality of any act done by it upon the request or direction of any Authorized Person of the Trust.

          (c) Notwithstanding any other provisions of this agreement, the Manager shall be under no duty or obligation to inquire into, and shall not be liable for: (1) the legality of the issue or sale of any Shares of a Fund, or the sufficiency of the amount to be received therefor; (2) the legality of the redemption of any Shares of a Fund, or the propriety of the amount to be paid therefor; (3) the legality of the declaration or issue of any dividend or distribution by a Fund; (4) the legality of the issue of any Shares of a Fund in payment or reinvestment of any dividend or distribution; or (5) the legality of any recapitalization or readjustment of the Shares of a Fund.

ADMINISTRATIVE SERVICES AGREEMENT   Pearl Mutual Funds _____________, 200l

     19.  Standard of Care and Indemnification under this Part C.

          (a) The Manager may, in connection with Part C of this agreement, employ agents or attorneys in fact or both, and shall not be liable for any loss arising out of or in connection with its actions (which includes the actions of its agents and attorneys in fact) under Part C of this agreement so long as it (which includes its agents and attorneys in fact) acts in good faith and with due diligence and is not negligent or guilty of any willful misconduct.

          (b) The Trust shall indemnify and hold harmless the Manager from and against any and all claims, demands, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature which the Manager may sustain or incur or which may be asserted against the Manager by any person by reason of, or as a result of: (1) any action taken or omitted to be taken by the Manager in good faith in reliance upon any Certificate, instrument, order, or stock certificate believed by it to be genuine and to be signed, countersigned, or executed by any duly authorized person, or upon the Oral Instructions or Written Instructions of an Authorized Person of the Trust, or upon the opinion of legal counsel for the Trust or its own counsel; or (2) any action taken or omitted to be taken by the Manager in good faith in reliance upon any law, act, regulation, or interpretation even though the same may thereafter have been altered, changed, amended, or repealed. However, indemnification hereunder shall not apply to actions or omissions of the Manager or its Directors, Officers, employees, or agents in case of its own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties under Part C of this agreement.

          (c) The Manager shall indemnify and hold harmless the Trust from and against any and all claims, demands, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature which the Trust may sustain or incur or which may be asserted against the Trust by any person by reason of, or as a result of, the negligence or misconduct of the Manager or its agents or contractors. However, indemnification hereunder shall not apply to actions or omissions of the Trust or its Trustees, Officers, employees, or agents in case of its own negligence, willful misconduct, bad faith, or reckless disregard of its own or their own duties under Part C of this agreement.

     20. Security. The Manager represents and warrants that, to the best of its knowledge, the various procedures and systems which the Manager has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause (including provision for twenty-four hours a day restricted access) the Trust's blank checks (if in the Manager's possession), records, and other data and the Manager's records, data, equipment, facilities, and other property used in the performance of its obligations under Part C of this agreement are adequate and that it will make any changes therein from time to time that in its judgment are required for the

ADMINISTRATIVE SERVICES AGREEMENT    Pearl Mutual Funds ____________, 200l

secure performance of its obligations under Part C of this agreement. The parties shall review such procedures and systems on a periodic basis.

                          PART D. GENERAL PROVISIONS.

     21. Manager's General Responsibilities. The Manager shall comply with the 1940 Act, 1933 Act, and all applicable rules and regulations of the Securities and Exchange Commission; the provisions of the Internal Revenue Code applicable to the Funds as regulated investment companies; the policies, restrictions, and other statements concerning the Funds in the Trust's Declaration of Trust, Bylaws, and registration statements under the 1940 Act and 1933 Act; and policy decisions and procedures adopted by the Board from time to time.

     22. Compensation of the Manager. For the services to be rendered and the expenses to be assumed and to be paid by the Manager under this agreement, the Trust shall pay to the Manager monthly fees based on each Fund's net assets at the beginning of the month. The fees attributable to each Fund shall be a separate charge to that Fund and shall be the several (and not joint or joint and several) obligation of that Fund. The monthly fee rates shall be one-twelfth of these annual rates:

          Pearl Total Return Fund:

             Net Assets                                  Fee (Annual Rate)
             ----------                                  ----------------
             First  $30 million                          0.21%
             In excess of $30 million to $100 million    0.19%
             In excess of $100 million                   0.13%


Pearl Aggressive Growth Fund:

             Net Assets                                  Fee (Annual Rate)
             ----------                                  ----------------
             First $30 million                           0.21%
             In excess of $30 million to $100 million    0.19%
             In excess of $100 million                   0.13%

     23. Status of the Manager. For all purposes the Manager is and shall be deemed to be an independent contractor and not an agent of the Trust and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way.

      24. Services of the Manager Not Exclusive. The services of the Manager to the Trust under this agreement are not exclusive. The Manager shall be free to render similar services to others so long as its services under this agreement are not impaired.

ADMINISTRATIVE SERVICES AGREEMENT     Pearl Mutual Funds ____________, 200l

      25. Provision of Services through Manager's Personnel or Third Parties.

          (a) The services to be provided under this agreement by the Manager may be provided through the Manager's Directors, Officers, and employees, subject to compliance with applicable law. The Manager shall supervise and remain fully responsible for the services of all such persons in accordance with and to the extent provided by this Agreement.

          (b) To the extent deemed appropriate by the Manager, some of the services to be provided under this agreement by the Manager may be provided through third parties selected by the Manager, subject to the Board's approval and subject to compliance with applicable law. The Manager shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by them or by the Manager.

      26. Relationships of Trust, Manager, and Their Personnel. It is understood and expected that some or all of Manager's Directors, Officers, and employees may be interested in the Trust as Trustees, Officers, employees, agents, Shareholders, or otherwise. The existence of any such relationships, and the fact that any one or more of the Trust's Trustees, Officers, employees, agents, or Shareholders is or may be an affiliated person of the Manager (as defined in the 1940 Act), shall not affect the validity of this agreement. The Trust, the Manager, and all persons referred to in this Section shall comply fully with applicable law.

      27. Customers of Financial Institutions. The Manager may, but shall not be obligated to, make payments from its own resources to financial institutions (which may include banks, broker-dealers, record keepers, administrators, and others) that provide, either directly or through agents, administrative and other services with respect to Shareholders who are customers of those institutions, including but not limited to establishing Shareholder accounts; assisting with respect to recording purchase and redemption transactions; advising Shareholders about the status of their accounts, current total return or yield, and dividends declared; and related services that the Shareholders or the Funds may reasonably request.

      28. Confidentiality. The Manager shall treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust or to prior, present, or potential Shareholders of the Trust, and shall not use such records or information for any purpose other than in the performance of its responsibilities and duties under this agreement and any other agreement between the Trust and the Manager, except (a) after prior notification to and approval by the Trust, (b) when so requested by the Trust, or (c) as required by applicable law. In the case of any disclosure pursuant to applicable law, the Manager shall, to the extent it is reasonably

ADMINISTRATIVE SERVICES AGREEMENT     Pearl Mutual Funds_____________, 200l

able to do so, provide the Trust with prior notice in order to allow the Trust to decide whether to contest the request, requirement, or order.

     29. Records. In compliance with applicable law (including but not limited to Section 31(a) of the 1940 Act and Rule 31a-3 under the 1940 Act), the Manager shall create and maintain all necessary records (including but not limited to those specified in Section 17 of this agreement) relating to its services under this agreement and any other agreement between the Trust and the Manager. "Records" includes but is not limited to data. All records that the Manager creates and maintains pursuant to this agreement are the property of the Trust, and the Manager shall make them available during regular business hours for reasonable audit, inspection, and use by the Trust and any person designated by the Trust. In addition, upon reasonable notice by the Trust, the Manager shall make available during regular business hours its facilities and premises employed in connection with its performance of this agreement for reasonable visitation by the Trust and any person retained by the Trust. The Manager shall deliver promptly to the Trust any of such records upon the Trust's request, and the Manager at its option and at any time may deliver to the Trust any of such records, but the Manager may make and keep copies. The Manager shall preserve for the periods and in the places prescribed by applicable law (including but not limited to Rule 31a-2 under the 1940 Act) the records required to be maintained by applicable law (including but not limited to Rules 31a-1 and 31a-2 under the 1940 Act). The Trust's rights and the Manager's duties under this Section shall continue after termination of this agreement.

     30.  Effective Date, Duration, and Continuance.

          (a) This agreement shall become effective as of the date on which the Trust's registration of its Shares under the 1933 Act on Form N-1A becomes effective under that Act (the "Effective Date").

          (b) For the calendar month in which the Effective Date occurs, the Manager's monthly fee shall be determined on a prorated basis.

          (c) Unless terminated as provided in Section 31, this agreement shall continue in effect as to each Fund through the First Continuance Date. If the Effective Date is on or before January 30, 2001, the First Continuance Date is October 31, 2002. If the Effective Date is after January 30, 2001, the First Continuance Date is January 31, 2003. This agreement shall continue in effect thereafter from year to year, but only so long as its continuance is specifically approved at least annually, either (1) by the Board, including by a majority of those Trustees who are not interested persons of the Trust or of the Manager, voting in person at a meeting called for the purpose of voting on such approval, or (2) by vote of the holders of a majority of the outstanding Shares of that Fund.

 ADMINISTRATIVE SERVICES AGREEMENT    Pearl Mutual Funds______________, 200l

     31. Termination. This agreement may be terminated as to a Fund at any time, without payment of any penalty, either (a) by the Board or (b) by vote of the holders of a majority of the outstanding Shares of that Fund, upon 60 days' written notice to the Manager. This agreement may be terminated by the Manager at any time, without payment of any penalty, upon one year's written notice to the Trust. This agreement shall terminate automatically in the event of its assignment as defined in Section 2(a)(4) of the 1940 Act. Upon termination of this agreement in any manner, including but not limited to failure to obtain the required approval of its continuance, the obligations of both parties shall continue to the close of the effective date of termination, and the Manager's fees and any other appropriate amounts shall be prorated to the close of the effective date of termination.

     32. Amendment. This agreement shall not be amended in any manner except by a written agreement executed by both parties to this agreement. (In this agreement, "amendment" and "amended" include modification, revision, restatement, addendum, and supplement.) In addition, this agreement shall not be amended in any manner without approval by the Board, including by a majority of those Trustees who are not interested persons of the Trust or of the Manager, voting in person at a meeting called for the purpose of voting on such approval.

     33. Non-Liability of Trustees and Shareholders. All obligations of the Trust hereunder shall be binding only upon the assets of the Trust (or the appropriate Fund) and shall not be binding upon any Trustee, Officer, employee, agent, or Shareholder of the Trust. Neither the authorization of any action by the Trustees or Shareholders of the Trust nor the execution of this agreement on behalf of the Trust shall impose any liability upon any Trustee, Officer, or Shareholder of the Trust.

     34. Use of the Manager's Name. The Manager consents to the use by the Trust and each Fund of the name "Pearl" so long as this agreement remains in effect. If and when this agreement is no longer in effect, the Trust and each Fund shall cease to use that name or any name indicating that it is managed by, advised by, or otherwise associated with the Manager. The Manager reserves the right to use that name and to permit other persons, firms, corporations, and investment companies to use that name.

     35. Documents. The Trust shall, on or before the Effective Date, file with the Manager a copy of each of these documents, as then in effect:

         (a) The Declaration of Trust.

         (b) The By-Laws of the Trust.

         (c) The Board's resolution authorizing this agreement.
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 ADMINISTRATIVE SERVICES AGREEMENT        Pearl Mutual Funds_____________, 200l

          (d) All account application forms and other documents relating to Shareholder accounts or relating to any plan, program, or service offered by the Trust relating to the sale, holding, or redemption of Shares.

     36. Additional Documents. The Trust shall also furnish promptly to the Manager from time to time a copy of each of these documents:

          (a) Each registration statement filed with the SEC, and all related amendments and orders relating to the sale of Shares.

          (b) Each amendment to the Declaration of Trust and to the By-Laws of the Trust.

          (c) Each resolution of the Trustees designating Authorized Persons to give instructions to the Manager.

          (d) A Certificate of any change in any Trustee or Officer of the Trust.

          (e) Each change in, addition to, or replacement for any of the documents referred to in Section 35.

          (f) All other Certificates, documents, and opinions that may mutually be deemed necessary or appropriate for the proper performance of the Manager's duties.

     37.  Notices.

          (a) Any notice (including but not limited to any demand, change of name or address, or other communication) to be given in connection with this agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail, or by transmittal by facsimile or other electronic medium addressed to the recipient as follows (modified to reflect any applicable notice of change given in accordance with this Section):

              If to the Manager:   Pearl Management Company
                                   Attention: President
                                   2610 Park Avenue
                                   P.O. Box 209
                                   Muscatine, Iowa 52761
                                   Telephone: 319-264-8000
                                   Facsimile: 319-264-3363

ADMINISTRATIVE SERVICES AGREEMENT          Pearl Mutual Funds_____________, 2001

          If to the Trust:     Pearl Mutual Funds
                               Attention: President
                               2610 Park Avenue
                               P.O. Box 209
                               Muscatine, Iowa 52761
                               Telephone: 319-264-8000
                               Facsimile: 319-264-3363

                               with a copy to:
                               Bell, Boyd & Lloyd LLC
                               Attention: Stacy H. Winick
                               Three First National Plaza, Suite 3300
                               Chicago, Illinois 60602
                               Telephone: 312-372-1121
                               Facsimile: 312-372-2098

          (b)  All notices shall be conclusively deemed to have been given on
 (1) the day of actual physical delivery, (2) if given by registered or certified mail, on the fifth business day following deposit in the mail, or (3) if given by facsimile or other electronic medium, on the day of transmittal.

     38. Governing Law. This agreement shall be construed and interpreted in accordance with the laws of the State of Iowa and the laws of the United States of America applicable to contracts executed and to be performed therein. This agreement shall be construed to comply with the 1940 Act, the 1933 Act, and the Investment Advisers Act of 1940.

     39. Definitions. Wherever used in this agreement, these words and phrases have these meanings unless the context otherwise requires:

          (a) "1940 Act" means the Investment Company Act of 1940 and the rules and regulations of the SEC thereunder.

          (b) "1933 Act" means the Securities Act of 1933 and the rules and regulations of the SEC thereunder.

          (c) "Applicable law" includes all appropriate sources of applicable law, including but not limited to applicable statutes, regulations, rules, judicial decisions, and administrative decisions, orders, and rulings.

          (d) "Authorized Person" includes any one of the Chairman, the President, any Vice President, the Secretary or any Assistant Secretary, and the Treasurer or any Assistant Treasurer of the Trust, or any other person, whether or not person is an

ADMINISTRATIVE SERVICES AGREEMENT      Pearl Mutual Funds______________, 200l

 Officer or employee of the Trust, duly authorized to give Oral Instructions and Written Instructions on behalf of the Trust as indicated in a Certificate.

         (e) "Board" or "Board of Trustees" means the Board of Trustees of the Trust. "Trustees" means all Trustees holding that office at the pertinent time, in accordance with the Declaration of Trust.

         (f) "Certificate" means any notice, instruction, or other written instrument, authorized or required by this agreement to be given to the Manager, which is actually received by the Manager and signed on behalf of the Trust by any two of its Officers.

          (g) "Custodian" means the custodian of the securities and money owned by the Trust, which shall be First National Bank of Muscatine unless and until the Manager shall receive a Certificate otherwise.

         (h) "Declaration of Trust" means the Declaration of Trust of the Trust as it may be amended from time to time.

         (i) "Fund" means any one or more of Pearl Total Return Fund (a series of the Trust), Pearl Aggressive Growth Fund (a series of the Trust), and any other series of the Trust added to this agreement by written supplement in accordance with Paragraph 1(b).

         (j) "Interested persons" means interested persons as defined in Section 2(a)(19) of the 1940 Act.

         (k) "Majority of the outstanding Shares" of a Fund means, with respect to that Fund, the same as "vote of a majority of the outstanding voting securities of a company" as defined in Section 2(a)(42) of the 1940 Act.

         (I) "Manager" means Pearl Management Company, an Iowa corporation.

         (m) "Officer" means the Chairman, the President, any Vice President, the Secretary, and the Treasurer of the Trust. However, this definition of "Officer" applies only in Part C of this agreement and in the definition of "Certificate".

         (n) "Oral Instructions" means instructions orally communicated and actually received by the Manager from an Authorized Person or from a person reasonably believed by the Manager to be an Authorized Person.

         (o) "Prospectus" means the prospectus of the Trust relating to the Trust's Shares that became effective most recently under the 1933 Act, and as it may subsequently have been supplemented.

 ADMINISTRATIVE SERVICES AGREEMENT    Pearl Mutual Funds_______________, 200l

         (p) "SEC" means the Securities and Exchange Commission.

         (q) "Shares" means shares of beneficial interest, of no par value, of each Fund.

         (r) "Shareholder" means a registered owner of Shares.

         (s) "Trust" means Pearl Mutual Funds, a Massachusetts business trust.

         (t) "Written Instruction" means a written communication actually received by the Manager from an Authorized Person or from a person reasonably believed by the Manager to be an Authorized Person, by any system or method through which the receiver of the communication is able to verify (through codes or otherwise) with a reasonable degree of certainty the authenticity of the sender of the communication.

         (u) All references in this agreement to any law, statute, regulation, or rule include all amendments from time to time and any successor provision adopted from time to time.

         (v) Other words and phrases used in this agreement which are defined in the 1940 Act shall have the same meaning as defined in the 1940 Act.

Executed at Muscatine, Iowa, as of the date first stated above. This agreement is executed in multiple counterparts, each of which shall be deemed to be an original; but all counterparts together shall constitute only one instrument.

                                        PEARL MUTUAL FUNDS


                                        By _________________________
                                           David M. Stanley
                                           President


                                        PEARL MANAGEMENT COMPANY



                                        By ________________________
                                           Janet R. Van Alsburg
                                           Executive Vice President